SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (this **Amendment**) is made and entered into as of September 19, 2017, by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, for the benefit of the Real Estate Account (**Landlord**), and BLACKBOXSTOCKS INC., a Nevada corporation (**Tenant**).

BACKGROUND:

A. On March 26, 2015, Landlord and G2 International (**G2**), predecessor-in-interest to Tenant, entered into an Office Lease (the **Original Lease**) for approximately 1,502 square feet of Rentable Area in Suite 1485 (the **Premises**) of the building commonly known as Three Lincoln Centre (the **Building**), 5430 LBJ Freeway, Dallas, Texas 75240, being a part of the office complex commonly known as Lincoln Centre (the **Centre**). The approximately 1,502 square feet of Rentable Area located in Suite 1485 of the Building is sometimes referred to herein as the **Existing Premises**.

B. On June 12, 2015, Landlord and G2 entered into a First Amendment to Office Lease (the **First Amendment**). The Original Lease, as amended by the First Amendment, is referred to herein as the **Lease**.

C. G2 assigned the Lease to Tenant, and Tenant succeeded to the interest of G2 under the Lease.

D. Landlord and Tenant desire to amend the Lease to, among other things, (a) expand the Premises and (b) extend the Lease Term.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Capitalized Terms. All capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Lease, as amended hereby.

2. Lease Term. The Lease Term is extended to expire on September 30, 2022 (the **Expiration Date**). Tenant shall have no further rights to extend or renew the Lease Term; accordingly, Exhibit F to the Lease is deleted.

3. Expansion.

   a. The Lease is amended to provide that as of the Effective Date, the Premises are expanded to include the crosshatched area on **Attachment A** attached hereto (the **Expansion Space**), thereby enlarging the Premises by approximately 336 square feet of Rentable Area in Suite 1480 of the Building, that is, from approximately 1,502 square feet of Rentable Area to approximately 1,838 square feet of Rentable Area. Landlord and Tenant agree that as of the Effective Date, (i) the Premises will contain approximately 1,838 square feet of Rentable Area and (ii) Tenant's Proportionate Share will be 0.34%. On the Effective Date, all

references to the Premises in the Lease shall thereafter refer to the Premises as expanded hereby, and Exhibit A-1 to the Lease is amended to include the Expansion Space as described on **Attachment A** hereto.

b. The **Effective Date** is the earlier to occur of (i) the date Tenant occupies any portion of the Expansion Space for the purpose of conducting business therefrom or (ii) October 1, 2017.

4. Acceptance of Expansion Space. Tenant's occupancy of the Expansion Space is conclusive evidence that Tenant: (a) accepts the Expansion Space as suitable for the purposes for which it is leased; (b) accepts the Expansion Space and the Centre as being in a good and satisfactory condition; (c) waives any defects in the Expansion Space and the Centre; and (d) agrees that the square feet of Rentable Area numbers specified in Section 3(a) of this Amendment are binding and conclusive for all purposes under the Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in this Amendment, with respect to the Expansion Space or any other portion of the Centre, including any representation or warranty with respect to the suitability or fitness of the Expansion Space or any other portion of the Centre for the conduct of Tenant's business.

5. Base Rent.

a. From the Effective Date through the Expiration Date, the Base Rent payable under the terms and conditions of the Lease for the Expansion Space only is as follows:

Period	Base Rent/SF of Rentable Area	Monthly Base Rent
10/1/17 – 9/30/18	$32.00	$896.00 (plus electricity)
10/1/18 – 9/30/19	$32.50	$910.00 (plus electricity)
10/1/19 – 9/30/20	$33.00	$924.00 (plus electricity)
10/1/20 – 9/30/21	$33.50	$938.00 (plus electricity)
10/1/21 – 9/30/22	$34.00	$952.00 (plus electricity)

b. From June 1, 2020 through the Expiration Date, the Base Rent payable under the terms and conditions of the Lease for the Existing Premises only is as follows:

Period	Base Rent/SF of Rentable Area	Monthly Base Rent
6/1/20 – 9/30/20	$33.00	$4,130.50 (plus electricity)

10/1/20 – 9/30/21	$33.50	$4,193.08 (plus electricity)
10/1/21 – 9/30/22	$34.00	$4,255.67 (plus electricity)

c. All other terms of the Lease regarding the payment of Base Rent remain unchanged. Tenant shall continue to pay all other amounts payable under the Lease.

6. Base Year for Operating Expenses. On the Effective Date, the Base Year for Operating Expenses for the Expansion Space only is calendar year 2017.

7. Operating Expenses. Commencing as of the Effective Date, for purposes of determining Tenant's Proportionate Share of excess Operating Expenses for the Expansion Space only, Controllable Operating Expenses (defined below) for any calendar year will be deemed not to increase over the amount of Controllable Operating Expenses during the Base Year by more than 6% per year, on a cumulative, compounded basis. The term **Controllable Operating Expenses** means all Operating Expenses except costs and expenses for taxes, insurance, utilities, costs to Landlord resulting from compliance with applicable Laws promulgated or made applicable to the Property following the date of the Lease, any increases in service contract fees and expenses resulting from government-mandated wage increases and benefits, trash removal, snow and ice removal, and third-party security costs.

8. Finish-Out of Expansion Space. Landlord shall construct the Tenant Improvements in the Expansion Space in accordance with **Attachment B** attached to this Amendment.

9. Parking.

a. On the Effective Date, Section 13 of the Basic Lease Provisions is amended to provide that Landlord will provide Tenant with eight (8) unreserved parking spaces, of which four (4) will located in a parking garage serving the Centre (the **Garage Spaces**), and the remainder of which shall be located on the surface lot, at no additional cost to Tenant. Rent for the Garage Spaces will be $35.00 per month per space. So long as there is no uncured Event of Default, the rental for the Garage Spaces will be abated through May 31, 2020. Upon an Event of Default and so long as such Event of Default remains uncured, rental for the Garage Spaces will commence effective on the date of Tenant's Event of Default.

b. On the Effective Date, Section 18(c) of the Lease is amended by replacing the reference to "five (5)" with "eight (8)".

10. Right of First Notice. Exhibit G to the Lease is deleted.

11. OFAC.

a. Tenant certifies, represents, warrants and covenants that:

(1) It is not acting and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the

United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person", or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(2) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation.

b. Tenant hereby agrees to defend (with counsel reasonably acceptable to Landlord), indemnify and hold harmless Landlord and the Landlord Indemnitees from and against any and all Liabilities arising from or related to any such breach of the foregoing certifications, representations, warranties and covenants.

12. Brokerage; Mutual Indemnities.

a. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Cushman & Wakefield of Texas, Inc. and Transwestern (collectively, **Brokers**). Tenant shall indemnify, defend, and hold Landlord harmless against all costs, expenses, attorneys' fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than the Brokers claiming by, through, or under Tenant with respect to this Amendment.

b. Landlord warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than the Brokers. Landlord shall indemnify, defend, and hold Tenant harmless against all costs, expenses, attorneys' fees, or other liability for commissions or other compensation or charges claimed by any broker or agent, including the Brokers, claiming by, through or under Landlord with respect to this Amendment.

c. Any brokerage commissions payable to the Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and the Brokers.

13. No Offsets. Tenant hereby represents to Landlord that to the best of Tenant's knowledge, as of the date of this Amendment, Tenant has no defenses to or offsets against the full and timely payment and performance of each and every covenant and obligation required to be performed by Tenant under the terms of the Lease.

14. Conflicts. The terms of this Amendment prevail if there is a conflict with the terms of the Lease.

15. Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

16. Binding Effect. This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns (but this reference to assigns shall not be deemed to act as a consent to an assignment by Tenant).

17. Ratification. The Lease, as amended and modified hereby, is ratified and confirmed by the parties as being in full force and effect.

[*Remainder of page intentionally left blank.*]

EXECUTED as of the date first above written.

LANDLORD:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, for the benefit of the Real Estate Account

By: ______________________
Name: Erik Sobek
Title: Senior Director

TENANT:

BLACKBOXSTOCKS INC.,
a Nevada corporation

By: ______________________
Name: Gust Kepler 08/25/2017
Title: President / CEO

ATTACHMENT A

FLOOR PLAN OF THE EXPANSION SPACE


EXISTING SPACE
EXPANSION

ATTACHMENT B

TENANT FINISH CONSTRUCTION

A. TENANT IMPROVEMENTS. Landlord, at its sole cost, shall construct or cause to be constructed the **Tenant Improvements** (herein so called) in compliance with the **Construction Documents** (herein so called) to be prepared in substantial accordance with the construction bid dated July 11, 2017, approved by Landlord and Tenant attached hereto as *Schedule 1* to this *Exhibit B* and incorporated herein for all purposes.

Tenant, at its sole cost and expense, is responsible to ensure that Tenant's business operations at the Expansion Space comply with applicable Laws. The term **Substantially Complete** and any derivations thereof mean the Tenant Improvements in the Expansion Space are substantially completed (as reasonably determined by Landlord) in substantial accordance with the Construction Documents. Substantial Completion shall have occurred even though minor details of construction, decoration, and mechanical adjustments remain to be completed by Landlord.

B. ADDITIONAL WORK. If Landlord performs, at Tenant's request and upon submission by Tenant and approval by Landlord of necessary plans and specifications therefor (as approved, the **Additional Work Plans**), any work over and above the Tenant Improvements (**Additional Work**), including any Additional Work approved by change order or work order, then the Additional Work is at Tenant's expense. Landlord is not obligated to perform any Additional Work until Tenant pays Landlord the Actual Cost (hereafter defined) of the Additional Work, as estimated by Landlord. If the Actual Cost of the Additional Work exceeds the estimated amount paid by Tenant, then Tenant shall pay the excess to Landlord as additional Rent.

The term **Actual Cost** means the cost of all labor and materials and all hard and soft costs, together with the "Building Service Fee" of 5% of all hard costs, incurred by Landlord in constructing the Additional Work.

The Additional Work is not part of the Tenant Improvements. If Landlord agrees to perform any Additional Work, then Landlord shall request that its contractor estimate the additional amount of time that will be added to the completion of the Tenant Improvements because of the Additional Work (the **Additional Work Period**). This estimate is conclusive and binding on Landlord and Tenant for the purpose of establishing the date on which the Expansion Space are Substantially Complete.

E. PROJECT ENGINEER. Tenant must use the fire alarm, mechanical, electrical, and plumbing engineer(s) of record for the Centre in connection with any Tenant Improvements or Additional Work affecting the Building's fire alarm, mechanical, electrical, or plumbing systems. Landlord shall designate from time to time (1) the mechanical, electrical and plumbing engineer of record for the Building; and (2) the fire alarm contractor of record for the Building.

F. PAYMENTS BY TENANT. All amounts payable by Tenant under this **Attachment B** are payable to Landlord as additional Rent within ten (10) days after Tenant's receipt of Landlord's demand.

G. PUNCHLIST. When Landlord determines that it has Substantially Completed the Tenant Improvements and any Additional Work, Landlord shall notify Tenant. Within three (3) business days after the date of Landlord's notice to Tenant, Landlord and Tenant shall meet and inspect the Expansion Space. Tenant shall reasonably specify any part of the Tenant Improvements or the Additional Work that is not in substantial compliance with the Construction Documents by delivering a punchlist to Landlord on the next business day after the date of the inspection. Landlord shall correct the items shown on the punchlist that are not in substantial compliance with the Construction Documents within thirty (30) days after the Effective Date (or such longer period as may be reasonably necessary) and will have access to the Expansion Space to do so.

<u>*SCHEDULE 1*</u>

CONTRACTOR

July 11, 2017

Jack Gardner
5430 LBJ Freeway, Suite 200
Dallas, TX 75240

Re: G2 Expansion

Dear Mr. Gardner,

Thank you for the opportunity to present a proposal for G2 Expansion. The scope of work is as follows:

1. Carpet and base demo
2. Wall demo for the relocation of the existing herculite door
3. Relocation of existing herculite door
4. New carpet and base to match existing
5. Blocking and patch for TV
6. Tape/bed/paint inside new room and at wall patches
7. One (1) electrical outlet for TV
8. One (1) empty data box with pull string for TV

Total: **$5,137.00**

Alternate 1: Base cabinet and uppers
Total: **$1,875.00**

Alternate 2: Top out of one (1) wall in new conference room. This number includes all TT&L. The remainder of the walls are already topped out to the deck. There is adequate HVAC to support the room.
Total: **$697.00**

Contractor Delivery Systems, Inc.
2970 Blystone Lane, Suite 109
Dallas, TX 75220
Phone: 214-965-8740 | Fax: 214-351-5109